Exhibit 19

TRATON and Navistar Reach Definitive Agreement for Acquisition of Navistar at USD 44.50 Per Share in Cash

MUNICH & LISLE, Ill., November 7, 2020 – TRATON SE (“TRATON”), one of the world’s largest commercial vehicle manufacturers, and Navistar International Corporation (“Navistar”) (NYSE: NAV), a leading U.S. truck maker, today announced that they have entered into a definitive merger agreement pursuant to which TRATON will become the owner of all of the outstanding common shares of Navistar not already owned by TRATON at a price of USD 44.50 per share in cash. TRATON currently owns 16.7% of the outstanding shares of common stock of Navistar.

Beginning in March 2017, TRATON and Navistar have benefitted from a strategic alliance that has delivered significant value to both companies through increased purchasing scale and the integration of new technologies. This transaction builds on that success by combining TRATON’s strong position in Europe and substantial presence in South America with Navistar’s complementary footprint in North America to create a global company well-positioned to benefit from enhanced brand performance, increased innovation and industry-leading capabilities.

“Today’s announcement accelerates our Global Champion Strategy by expanding our reach across key truck markets worldwide, including scale and capabilities to deliver cutting-edge products, technologies and services to our customers,” said TRATON CEO Matthias Gründler. “Together, we will have an enhanced ability to meet the demands of new regulations and rapidly developing technologies in connectivity, propulsion and autonomous driving for customers around the world. Navistar has been a valuable partner, and we are confident this combination will deliver compelling strategic and financial benefits, create enhanced opportunities for both Navistar and TRATON, and best position us to drive sustained value in the evolving global commercial vehicle industry.”

“This transaction builds upon our highly collaborative and successful strategic alliance and further enhances the growth trajectory of the combined company, while delivering immediate and substantial value to our shareholders,” said Navistar President and CEO Persio Lisboa. “We look forward to continuing to work with the TRATON team to create opportunities for our employees and provide an outstanding experience for our customers and dealers through best-in-class products, services and technologies.”

Gunnar Kilian, member of the Board of Management of Volkswagen AG and responsible for the Truck & Bus division, said: “Volkswagen is TRATON’s biggest shareholder. The agreement is thus an important milestone for Volkswagen because it underpins our strong strategic commitment to continue driving growth also during the ongoing challenging economic climate. The acquisition of Navistar will significantly leverage TRATON’s positioning in North America, one of the biggest and most profitable markets for heavy trucks. Together, the companies can enhance scale and reach in key markets as well as create further synergies.”

Financing

The sources of funding for the cash acquisition of the outstanding Navistar shares not already owned by TRATON includes fully committed financing by Volkswagen Group for the equity purchase price of about USD 3.7 billion. TRATON remains committed to maintaining an investment grade rating.

Timing and Approvals

The transaction is targeted to close in mid 2021, and is subject to Navistar shareholder approval, customary closing conditions as well as regulatory approvals. Major shareholders Icahn Capital LP and MHR Fund Management LLC have agreed to vote their shares in favor of the transaction.

Contacts:

Volkswagen AG

Nicole Mommsen

Head of Corporate Communications

p +49 5361 9 344 74

nicole.mommsen@volkswagen.de

TRATON SE

Julia Kroeber-Riel

Head of Group Communications & Governmental Relations

T +49 152 58870900

julia.kroeber-riel@traton.com

Sacha Klingner

Head of Corporate Communications

p +49 170 2250016

sacha.klingner@traton.com

Navistar

Media contact:

Bre Whalen

Breana.Whalen@navistar.com

331-332-3056

Investor contact:

Marty Ketelaar

marty.ketelaar@navistar.com

31-332-2706

About the Volkswagen Group:

Based in Wolfsburg, Germany, the Volkswagen Group is one of the world’s leading automotive manufacturers, and the largest car maker in Europe. The Group comprises twelve brands from seven European countries: Volkswagen Passenger Cars, Audi, SEAT, ŠKODA, Bentley, Bugatti, Lamborghini, Porsche, Ducati, Volkswagen Commercial Vehicles, Scania and MAN. The passenger car portfolio ranges from small cars all the way to luxury-class vehicles. Ducati offers motorcycles. In the light and heavy commercial vehicles sector, the products range from pick-ups to buses and heavy trucks. Every weekday, 671,205 employees around the globe produce on average 44,567 vehicles, are involved in vehicle-related services or work in other areas of business. The Volkswagen Group sells its vehicles in 153 countries. In 2019, the total number of vehicles delivered to customers by the Group globally was 10.97 million (2018: 10.83 million). The passenger car global market share was 12.9 percent. Group sales revenue in 2019 totalled EUR 252.6 billion (2018: EUR 236 billion). Earnings after tax in the fiscal year now ended amounted to EUR 14.0 billion (2018: EUR 12.2 billion).

About TRATON SE:

TRATON SE is a subsidiary of Volkswagen AG and a leading commercial vehicle manufacturer worldwide with its brands MAN, Scania, Volkswagen Caminhões e Ônibus, and RIO. In 2019, TRATON GROUP’s brands sold around 242,000 vehicles in total. Its offering comprises light-duty commercial vehicles, trucks, and buses at 29 production and assembly sites in 17 countries. The Company had a workforce of around 82,700 employees worldwide across its commercial vehicle brands as of December 31, 2019. The Group seeks to transform the transportation system through its products, its services, and as a partner for its customers.

About Navistar:

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial trucks, proprietary diesel engines, and IC Bus® brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Navistar by TRATON. In connection with the proposed acquisition, Navistar intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. INVESTORS AND STOCKHOLDERS OF NAVISTAR ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING NAVISTAR’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. Investors and stockholders of Navistar will be able to obtain the proxy statement and other documents filed with the SEC (when available) free of charge at the SEC’s web site, http://www.sec.gov. The proxy statement is not currently available.

Participants in the Solicitation

Navistar, TRATON and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Navistar’s stockholders in respect of the proposed acquisition. Information about the directors and executive officers of Navistar is set forth in the proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on January 6, 2020, and in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019, which was filed with the SEC on December 17, 2019. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Forward-Looking Statements

Certain statements in this communication, that are not purely historical, may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, each as amended. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” or other similar expressions may identify such forward-looking statements.

Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over which Navistar has no control. These factors, risks and uncertainties include, but are not limited to, the following: (i) conditions to the completion of the proposed acquisition, including stockholder approval of the proposed acquisition, may not be satisfied or the regulatory approvals required for the proposed acquisition may not be obtained on the terms expected or on the anticipated schedule; (ii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement between the parties to the proposed acquisition; (iii) the effect of the announcement or pendency of the proposed acquisition on Navistar’s business relationships, operating results, and business generally; (iv) risks that the proposed acquisition disrupts Navistar’s current plans and operations and potential difficulties in Navistar’s employee retention as a result of the proposed acquisition; (v) risks related to diverting management’s attention from our ongoing business operations; (vi) potential litigation that may be instituted against Navistar or its directors or officers related to the proposed acquisition or the merger agreement between the parties to the proposed acquisition; (vii) the amount of the costs, fees, expenses and other charges related to the proposed acquisition; and (viii) such other factors as are set forth in Navistar’s periodic public filings with the SEC, including but not limited to those described under the headings “Risk Factors” and “Forward Looking Statements” in its Form 10-K for the fiscal year ended October 31, 2019, its quarterly report on Form 10-Q for the period ended April 30, 2020, and in its other filings made with the SEC from time to time, which are available via the SEC’s website at www.sec.gov.

Forward-looking statements reflect the views and assumptions of management as of the date of this communication with respect to future events. Navistar does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors. The inclusion of any statement in this communication does not constitute an admission by Navistar or any other person that the events or circumstances described in such statement are material.